Exhibit10.8

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

EMPLOYMENT AGREEMENT

This employment agreement, which shall include and incorporate by reference any appendix attached hereto, now or in the future (collectively “Agreement”), is entered into on December 14, 2022, (“Effective Date”), by and between ENFUSION LTD. LLC (“Enfusion”), with its principal place of business located at 125 SOUTH CLARK STREET, SUITE 750, CHICAGO, ILLINOIS 60603, and Brad Herring, (“Employee”), an individual with their primary address located at: [***] (each a “Party” or collectively, the “Parties”).

WHEREAS, Enfusion is in the business of creating and providing software and related products and services to clients in the investment and financial services industry throughout the United States and Global market with offices in Chicago and New York City and affiliate offices in London, Dublin, Hong Kong, Singapore, São Paulo, Shanghai, Sydney, Mumbai, and Bengaluru;

WHEREAS, Enfusion desires to hire Employee to perform certain services as described in this Agreement and any appendix attached hereto, and Employee desires to be hired by Enfusion to perform certain services described in this Agreement and any appendix attached hereto, each in accordance with the terms and conditions of this Agreement as may be amended or supplemented from time-to-time; and,

NOW THEREFORE, in exchange for good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the Parties covenant and agree as follows:

1.

Interpretation. Unless the context of this Agreement otherwise requires: (i) a capitalized word has the meaning assigned to it by this Agreement; (ii) “or” will be construed such that the series may include any of the items, all of the items, or any combination of the items; (iii) words in the singular include the plural, and words in the plural include the singular; (iv) provisions apply to successive events and transactions;

(v) “hereof,” “hereunder,” “herein,” and “hereto” refer to the entire Agreement and not any section or subsection; (vi) references in this Agreement to sections or annexes are references to the sections of or annexes attached to this Agreement; (vii) “in writing” refers to in written or printed form, facsimile transmission, or e-mail; (viii) the term “include” does not create an exclusive list and should be interpreted, in any variation, as “includes, but is not limited to;” (ix) the phrase “any reason” should be read as “any reason or no reason;” and, (x) the headings in this Agreement are for reference only and shall not limit or otherwise affect the meaning, interpretation, or construction of this Agreement.

2.

Employment. Enfusion hereby agrees to employ Employee and Employee hereby agrees to accept Enfusion’s employment offer, each subject to and in accordance with the terms and conditions of this Agreement.

3.

Classification of Employment. Employee’s classification as Exempt or Non-Exempt under Fair Labor Standards Act (“FLSA”) shall be determined by Enfusion and any changes to the Employee’s classification shall be communicated by Enfusion to the Employee.

4.

Duties. Employee’s initial appointment and non-exhaustive description of duties are described on Appendix 1 (Scope of Employment) and are subject to the terms and conditions of this Agreement. Despite the duties described on Appendix 1, Employee understands and acknowledges that Enfusion, at its sole discretion, has the right to modify or redefine Employee’s duties or title at any time, for any reason.

Chicago 125 South Clark Street Suite 750 Chicago, IL 60603	enfusion.com

5.

Work Hours. Enfusion’s ordinary office hours are 8:00AM to 5:00PM, Monday through Friday. Unless otherwise specified on Appendix 1, Employee’s regular workweek shall be forty (40) hours on a schedule of eight (8) working hours per day, Monday through Friday; however, Employee understands and agrees that from time-to-time and subject to applicable law, Employee may be required to work additional hours, including weekends and holidays, as necessary to support Enfusion’s business. Employee understands and agrees, Employee’s work hours and surrounding terms may be modified at Enfusion’s sole discretion to the furthest extent permitted by applicable law.

6.	Location. Employee’s assigned work location (the “Office”) will be described on Appendix 1.

7.

Performance of Duties; Exclusive Service. Employee has a duty of loyalty and care to Enfusion and agrees to perform their obligations faithfully and to the best of their ability. Similarly, Employee hereby agrees to abide by Enfusion’s policies and procedures (as amended from time-to-time) and agrees to devote their business time, attention, and efforts to Enfusion’s business (except for permitted break periods, vacation periods, and reasonable periods of illness or other incapacity). Despite the foregoing sentence, Employee may serve as a director of or otherwise participate in educational, welfare, social, religious, and civic organization, provided that Employee’ service or participation does not: (i) unreasonably interfere with performing their duties; and, (ii) violate any provision of this Agreement. For clarity, while employed by Enfusion, Employee is not allowed to perform duties or services for any other employer, business, or organization (including establishing or maintain their own business or organization) other than as permitted by this Agreement or with the written consent of an Enfusion authorized officer.

a)Business Ideas/Opportunities. During their employment, Employee may come up with or across potential business opportunities related to Enfusion’s business and services (“Business Opportunity”). If so, Employee agrees to promptly disclose any Business Opportunity to Enfusion so that Enfusion has an opportunity to pursue the Business Opportunity. Employee acknowledges and agrees that pursuing a Business Opportunity for Employee’s or another’s benefit, without first disclosing it and getting Enfusion’s prior written approval would be a violation of their duty of loyalty and care to Enfusion and that Employee is prohibited from pursuing a Business Opportunity, whether for Employee’s or another’s benefit, without Enfusion’s prior written approval. Enfusion’s reserves the right to deny Employee’s request to pursue a Business Opportunity in Enfusion’s sole discretion.

8.	Compensation and Benefits. Employee is entitled to certain compensation and benefits, which are outlined below and described further on Appendix 1.

a)Salary. Enfusion agrees to pay Employee for services rendered under this Agreement. Employee’s Salary (as defined on Appendix 1) will be paid in accordance with Enfusion’s normal payroll policies and procedures. To be clear, although Employee is paid an annual salary, Employee’s employment is “at-will” (discussed below). Enfusion, at its sole discretion, may adjust Employee’s Salary after the first twelve (12) months of employment and reserves the right to adjust Employee’s Salary from time-to-time.

b)Benefits. During Employee’s employment, except as otherwise expressly provided herein, Employee will be entitled to participate in all employee health, welfare and other benefit plans and programs (“Employee Benefit Plans”) applicable to similarly situated employees of Enfusion, as in effect from time to time, to the extent consistent with applicable law and the terms of the applicable employee benefit plan. Enfusion reserves the right to amend or cancel any Employee Benefit Plans at any time in its sole and absolute discretion, subject to the terms of the employee benefit plan and applicable law.

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c)	Vacation. Employee will be subject to Enfusion’s Flexible Time Off Policy as outlined in Appendix

1. Employee should use their best efforts not to schedule Flexible Time Off that will conflict with their duties and when possible, agrees to provide Enfusion with at least one (1) to two (2) weeks’ prior notice of any planned vacation subject to the terms of the policy. Enfusion reserves the right, in its sole discretion, to approve or deny any requested Flexible Time Off. Flexible Time Off is subject to certain restrictions on use as outlined in the Enfusion Flexible Time Off Policy.

d)	Bonus.

i.

Discretionary Bonus. Enfusion may, from time-to-time, in its sole discretion, choose to pay Employee additional compensation as a discretionary bonus. Whether and when a bonus is awarded, and the amount (if any) of bonus awarded, will be determined in Enfusion’s sole discretion on whatever basis and after taking into account whatever factors it considers appropriate at the time. Any bonus is not earned until paid. Therefore, to receive any bonus, Employee must be employed by Enfusion and in good standing on the bonus’s payment date and must not have indicated their intent to resign prior to or on such payment date.

ii.Other Bonus. If the Employee is eligible to receive a non-discretionary or other type of commission-based compensation, then it will be described on Appendix 1.

e)Payments. All payments made to Employee in the course of their employment will be paid in accordance with Enfusion’s normal payroll policies and procedures. Further, all compensation payments made in the course of Employee’s employment will be subject to any applicable withholding requirements or other similar obligations.

f)Expenses. Enfusion will reimburse Employee for out-of-pocket expenses incurred by Employee in the course of their employment pursuant to Enfusion’s reimbursement policy and in each case, subject to applicable law.

Consideration. In consideration for Employee agreeing to Sections 11 and 14 of this Agreement, the Company will provide the employee consideration, including, but not limited to, an at-will employment relationship, or continued at-will employment; training; and access to, or continued access to the Company’s Confidential Information and client, customer and business relationships during Employee’s employment. Employee agrees the consideration outlined in this paragraph is sufficient consideration for Employee’s various obligations under Sections 11 and 14 of this Agreement. Employee understands that acceptance of this Agreement is a condition of employment and that the Company would not offer to employ Employee and grant Employee access to its Confidential Information and client and customer relationships, but for Employee’s acceptance of the terms of this Agreement and acknowledgment that the consideration outlined herein is sufficient consideration for Employee’s obligations under Sections 11 and 14 of this Agreement.

9.	Employment Relationship and Termination. “Termination Date” means the date on which Employee ceases work for Enfusion, whether voluntary or involuntary.

a)“AT-WILL” EMPLOYMENT. EMPLOYEE ACKNOWLEDGES AND AGREES THAT THEIR EMPLOYMENT IS “AT-WILL.” THIS MEANS, BOTH ENFUSION AND EMPLOYEE MAY TERMINATE EMPLOYEE’S EMPLOYMENT AT ANY TIME, FOR ANY REASON OR NO REASON, WITHOUT LIABILITY FOR BREACH OF CONTRACT, PROMISSORY ESTOPPEL, SEVERANCE PAY, OR OTHERWISE.

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b)Voluntary Termination. Although Employee has the right to terminate their employment at any time for any reason, Employee, if classified as a Level 3, 4 or 5 Employee, agrees to provide Enfusion with at least thirty (30) days’ prior notice to the date on which Employee intends to cease working for Enfusion. If Employee is classified as a Level 2 Employee, Employee agrees to provide Enfusion with at least sixty (60) days’ prior notice to the date on which Employee intends to cease working for Enfusion. If Employee is classified as a Level 1 Employee, Employee agrees to provide Enfusion with at least ninety (90) days’ prior notice to the date on which Employee intends to cease working for Enfusion. Employee’s initial level is contained within Appendix 1 of this Agreement. Upon receipt of Employee’s notice of their intent to cease working for Enfusion, Enfusion may, in its sole discretion, choose to reduce Employee’s notice period (as described in this paragraph) without additional obligations to Employee.

c)Final Payment. Unless otherwise required by applicable state law, upon Employee’s Termination Date, Enfusion shall provide Employee with a date, no later than Enfusion’s next regular pay date, on which Employee will receive their final payment for all accrued Salary and any other pay owed through the Termination Date.

10.

Representations. Employee understands and acknowledges that the following representations and covenants are essential to Enfusion’s decision to enter into this Agreement. Employee represents and warrants to Enfusion as follows:

a)Other than as already disclosed by Employee to Enfusion, as of the Effective Date, Employee is not under any contractual or legal duty or obligation, engagement, understanding, restriction, or commitment with any prior employer, other entity or individual other than Enfusion or its Affiliates (“Other Employer”) that would limit, prohibit, or interfere with Employee’s full and faithful performance of this Agreement, including but not limited to, employment, consulting, confidentiality, non-competition, or non-solicitation agreements or restrictive covenants; Employee certifies that if they have made a disclosure of a contractual or legal duty or obligation, engagement, understanding, restriction, or commitment with a prior employer(s), other entity or individual other than Enfusion or its Affiliates (“Other Employer”) that would limit, prohibit, or interfere with Employee’s full and faithful performance of this Agreement, including but not limited to, employment, consulting, confidentiality, non-competition, or non-solicitation agreements or restrictive covenants, that their disclosure was a complete disclosure of any applicable terms.

b)Employee does not have any inventions or intellectual property obligations which may affect assignment under Section 13, other than what Employee has disclosed in Appendix 2;

c)	If applicable, Employee has disclosed any Other Employers existing as of the Effective Date;

d)If applicable, Employee has complied with all duties imposed on Employee by their former employer with respect to termination of their employment;

e)	Employee is free to enter this Agreement and commence employment with Enfusion;

f)Employee understands and acknowledges the offer of employment made pursuant to this Agreement is made only to Employee for their personal services, and at no time has Employee been authorized to recruit, induce, entice, or offer employment at Enfusion to any other person;

g)Employee covenants not to use, disclose, or induce the use of, any trade secret, confidential information, or proprietary information that belongs to any third party in the performance of Employee’s

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employment under this Agreement, unless Employee has prior written consent from the owner of the protected information (which, Employee agrees to provide such written consent to Enfusion); and,

h)Employee is not aware of: (i) any pending internal, criminal, civil, regulatory, or self-regulatory organization investigations involving Employee or any of Employee’s activities at any former employer or in relation to or arising out of Employee’s prior employment ; (ii) any pending customer complaints or customer arbitrations involving any of Employee’s activities at any former employer or in relation to or arising out of Employee’s prior employment; or, (iii) any circumstances that might lead to any of the matters described in this subsection. If Employee is aware of any such issues, Employee has disclosed such in writing to Enfusion’s Chief Human Resources Officer at least seven (7) days prior to the parties entering into this Agreement.

11.	Confidential Information and Confidentiality.

a)Employee acknowledges and agrees that through their employment, he or she will be provided, obtain, or be exposed to proprietary or non-public information relating to Enfusion’s business, which is confidential in nature. Such information includes, client lists or client related information, information related to or concerning Enfusion’s products and services; fees, costs, and pricing structures; market studies; business plans and investment analyses; designs and specifications; data and analyses; drawings, photographs, and reports; computer software, object code, source code, operating systems, applications, algorithms, and program listings; flow charts, manuals, and documentation, ideas, images, text, music, movies, concepts, video, and websites; databases; accounting and business methods; inventions, devices, new developments, methods, and processes, (whether patentable or non-patentable and whether or not reduced to practice); investor or ownership information, Client and Prospective Client information; copyrightable works; technology and trade secrets; historical financial statements, financial projections, and budgets; personnel training techniques and materials; and any other personal, business, financial, or technical information, data, patents, or ideas relating to the proprietary information observed by, or disclosed to, Employee, whether in oral, written documents, memoranda, reports, or correspondence in graphic or machine-readable form, or otherwise in the course of, or in connection with, Employee’s employment with Enfusion (individually and collectively “Confidential Information”).

b)Employee hereby agrees that he or she will not disclose nor use at any time; before, during, or after their employment with Enfusion; any Confidential Information of which Employee is or becomes aware of, whether or not such information is developed by Employee, except to the extent such disclosure or use is directly related to or required for Employee’s performance of their employment duties. Further, Employee agrees he or she will take all reasonable and appropriate steps to safeguard the Confidential Information and to protect it against disclosure, misuse, espionage, loss, or theft and will not disclose or use any Confidential Information except as reasonably necessary to perform Employee’s duties for the Company, or as required by law. Employee further agrees not to otherwise transmit or download any Confidential Information to Employee’s personal computer, cellular telephone, or other electronic device, or otherwise remove Confidential Information from the Company’s premises or Company-owned computer, unless Employee secures the Company’s specific authorization in advance and takes appropriate steps to protect such information. Employee understands and agrees that all Confidential Information, including documents, records, and electronic files, to which Employee has access as a result of Employee’s employment by the Company are the exclusive property of the Company. Employee also acknowledges and agrees that all Confidential Information, and all copyrights, trademarks, patents and other rights in connection therewith, shall be the sole property of the Company and its assigns. For clarity, nothing herein is intended to prevent Employee from disclosing information that Employee has a legal right to disclose.

Chicago 125 South Clark Street Suite 750 Chicago, IL 60603	enfusion.com

c)Exceptions. Confidential Information shall not include any information that: (i) was in the possession of, or demonstrably known by, (in each case without restriction on its use or disclosure) the Employee prior to their receipt of such information; (ii) any information independently known by Employee without access to or reliance upon any Confidential Information, including the general skills, knowledge and experience acquired by the Employee before and/or during employment with the Company; (iii) was lawfully disclosed to Employee following the end of their employment with Enfusion by a third party under no known obligation of confidentiality; (iv) is in the public domain at the time of disclosure, or thereafter becomes in the public domain, other than as a result of disclosure by Employee in violation of this Agreement.

d)In the event Employee is required under a subpoena, court order, statute, law, rule, regulation, or other similar requirement, (“Legal Requirement”) Employee shall do so only to the extent required by the Legal Requirement, must provide prompt written notice to Enfusion of the disclosure to the extent not precluded by law, and must designate the information as Confidential Information when disclosing such information. Further, when legally permissible, the Employee shall notify Enfusion of what Confidential Information was disclosed under such Legal Requirement.

e)Defend Trade Secrets Act of 2016 (DTSA) Notice. Notwithstanding any other provision of this Agreement, pursuant to Section 7 of the DTSA, the Employee cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that: (1) is made: (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. (ii) If Employee files a lawsuit for retaliation by Company for reporting a suspected violation of law, Employee may disclose Company’s trade secrets to Employee’s attorney and use the trade secret information in the court proceeding if Employee: (1) files any document containing the trade secret under seal; and (2) does not disclose the trade secret, except pursuant to court order.

f)Violation of Law. If Employee believes Enfusion has committed or is committing a violation of law, although not required, he or she is asked to first report the possible violation to Enfusion’s executive leadership so that Enfusion may take the proper corrective actions. Despite the foregoing, Employee is free to report possible violations, file a charge with, or participate or cooperate with any governmental agency or entity, including but not limited to the EEOC, the Department of Justice, the Securities and Exchange Commission, Congress, or any agency Inspector General, or make any other disclosures that are protected under the whistleblower, anti-discrimination or anti-retaliation provisions of federal, state or local law or regulation; provided further, the Employee does not need the prior authorization of the Company to make any such reports or disclosures, and the Employee is not required to notify the Company that the Employee has made such reports or disclosures.

g)Trading. Employee understands and agrees he or she is not permitted to use Enfusion’s or Clients’ Confidential Information on their behalf, on the behalf of others, or to assist others in trading securities. Employee further acknowledges that to use Enfusion’s or Client’s Confidential Information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is not only prohibited and unethical, but is also illegal.

12.

Company Property. Upon Enfusion’s request or Employee’s Termination Date, Employee shall, to the extent such materials are in Employee’s possession or under Employee’s control, promptly deliver to Enfusion: (i) all original and any copies of emails, employee training materials, records, agreements,

Chicago 125 South Clark Street Suite 750 Chicago, IL 60603	enfusion.com

manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, or calculations, which are the property of Enfusion or its Affiliates and that relate, in any way, to the business, products, policies, practices, or techniques thereof, including any strategies; (ii) all other Enfusion property, including any Enfusion issued credit cards, identification, keys, computers, cell phone, or other equipment; (iii) all Confidential Information of Enfusion or its Affiliates, including all documents that, in whole or in part, contain any Confidential Information of Enfusion or its Affiliates or their respective clients or licensors; and (iv) all proprietary information, intellectual property and trade secrets of Enfusion or its Affiliates or their respective clients or licensors. In addition, if applicable, Employee shall promptly cancel or transfer to himself or herself any telecommunications services for which Enfusion was directly paying. Nothing in this Section shall prohibit Employee from retaining papers or materials that are solely of a personal nature, including copies of documents showing their compensation or reimbursable expenses and a copy of this Employment Agreement.

13.

Intellectual Property. (“Intellectual Property”) means any and all intellectual property in any form or stage of development, including any innovation, discovery, idea, concept, design, prototype, product configuration, invention, improvement, modification, patentable subject matter, method, process, technique, procedure, system, plan, model, program, software or code, source code, algorithms, data, specification, drawing, images, text, music, movies, video, websites, diagram, flow chart, documentation, know-how, work of authorship, copyrightable subject matter, derivative work, trademark or trade name, and any other subject matter, material, or information that qualifies or is considered by Employer to qualify for patent, copyright, trademark, trade dress, trade secret, or any other protection under any law providing or creating intellectual property rights, including the Uniform Trade Secrets Act. Intellectual Property also includes Confidential Information learned, obtained, or developed in connection with Employee’s employment, such as specifications, financial data, personnel information, market information, business arrangements, and other non-public information of Employer described in Section

[11] of this Agreement. EMPLOYEE AGREES THAT ANY INTELLECTUAL PROPERTY CONCEIVED OR MADE BY EMPLOYEE, WHETHER ALONE OR WITH OTHER, DURING THE TERM OF EMPLOYEE’S EMPLOYMENT WITH ENFUSION RELATING IN ANY MANNER TO THE BUSINESS, BUSINESS PLANS, OR STRATEGIES OF ENFUSION OR ITS AFFILIATES, SHALL BE THE EXCLUSIVE PROPERTY OF ENFUSION OR SUCH AFFILIATE. WITHOUT LIMITING THE FOREGOING, TO THE EXTENT ANY COPYRIGHTABLE WORK IS INCLUDED IN THE FOREGOING, IT WILL BE DEEMED ‘A WORK MADE FOR HIRE” FOR THE BENEFIT OF ENFUSION OR SUCH AFFILIATE UNDER SECTION 201(b) OF THE 1976 U.S. COPYRIGHT ACT, AS AMENDED, OR OTHER SIMILAR APPLICABLE STATE OR FOREIGN OR INTERNATIONAL LAWS. FURTHER, EMPLOYEE AGREES THAT ALL INVENTIONS, HE OR SHE DEVELOPS OR DEVISES (WHETHER INDIVIDUALLY OR IN CONCERT WITH OTHERS): (i) USING ENFUSION’S EQUIPMENT, SUPPLIES, RESOURCES, OR CONFIDENTIAL INFORMATION; (ii) RESULTING FROM WORK HE OR SHE PERFORMS OR PERFORMED FOR ENFUSION; OR, (iii) RELATING TO ENFUSION’S CURRENT OR PLANNED RESEARCH OR DEVELOPMENT WILL BE ENFUSION’S SOLE AND EXCLUSIVE PROPERTY. ACCORDINGLY, EMPLOYEE HEREBY ASSIGNS ALL INTELLECTUAL PROPERTY RIGHTS, TITLE, AND INTERESTS TO ENFUSION AND WAIVES ANY MORAL RIGHTS IN THE INTELLECTUAL PROPERTY TO THE FURTHEST EXTENT PERMITTED BY LAW.

14.

Restrictive Covenants. Employee understands and recognizes that Enfusion is engaged in a highly competitive business and has spent a considerable amount of time, effort, and resources building its business, products, client base (domestically and internationally), and training its employees. Further, Employee through their employment will receive training regarding and have access to Enfusion’s (and its clients’ and licensors’) Confidential Information (as defined above), trade secrets, and sensitive proprietary business methods or data, customer lists, and other valuable business information. Employee acknowledges and agrees that Enfusion has a legitimate business interest in protecting its goodwill, client

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and employee base, Confidential Information, trade secrets, and other proprietary information. Accordingly, Employee agrees to be bound by the following restrictive covenants (“Restrictive Covenants”), which are reasonably tailored to protect Enfusion’s legitimate interests from improper and unfair competition, and will not unreasonably impair or infringe on Employee’s right to work or earn a living after Employee’s Termination Date:

a)	Definitions: For purposes of this section, the following terms are defined as follows:

i.

(“Client”) means a person or organization who has retained, in writing or otherwise, Enfusion or any of its Affiliates to perform a service for compensation, which is, is related to, or is an extension of Enfusion’s or its Affiliates’ normal line of business and which Employee was involved; and,

ii.(“Prospective Client”) means a person or entity that has not yet retained, in writing or otherwise, Enfusion or any of its Affiliates to perform a service for compensation as described above when defining Clients, but instead, is a person or entity that Enfusion or any of its Affiliates reasonably expect to do so by virtue of Prospective Client’s solicitation of Enfusion or its Affiliates or Enfusion’s or its Affiliates’ targeted, direct solicitation of that person or entity within a six (6) month period immediately prior to Employee’s Termination Date.

b)Non-solicitation of Enfusion’s Employees. Throughout Employee’s employment with Enfusion and for a period of one (1) year, to commence on Employee’s Termination Date, Employee agrees not to: directly or indirectly, through any person or entity, or as an agent for any person or entity, authorize, encourage, suggest, or approve any person or entity to employ or cause to be employed, entice, induce, or solicit employment or engagement, in any capacity, any person that Employee had contact with and who is employed by Enfusion or any of its Affiliates or was employed or engaged by Enfusion or its Affiliates within three (3) months of the solicitation. While there is no geographic restraint, Employee understands and acknowledges that the restriction prohibiting solicitation of Enfusion employees is necessary and reasonable based upon Enfusion’s global presence and to protect Enfusion’s legitimate interest in its employee base and the resources utilized in training and maintaining such employee base.

c)Non-solicitation of Enfusion’s Clients. Throughout Employee’s employment with Enfusion and for a period of one (1) year, to commence on Employee’s Termination Date, Employee agrees not to: directly or indirectly, through any person or entity, or as an agent for any person or entity, authorize, encourage, suggest, or approve any person or entity to directly or indirectly, through any person or entity, or as an agent for any person or entity, or authorize, encourage, suggest, or knowingly approve any person or entity to, induce, attempt to induce, or entice any Client (as defined above) or Prospective Client (as defined above), in whole or in part, from doing business with Enfusion or any such Affiliate, regardless of which party initiates the contact or communication; or directly or indirectly, or through any person or entity, authorize, encourage, suggest, or knowingly approve any person or entity to, solicit, communicate with, contact, sell or render assistance, services or products to any Client or Prospective Client that would interfere with, take away, divert, or urge any Client or Prospective Client to discontinue, in whole or in part, business with Enfusion or any of its Affiliates. While there is no geographic restraint, Employee understands and acknowledges that the restriction prohibiting solicitation of any Enfusion Client or Prospective Client is limited to those Clients or Prospective Clients with whom Employee worked, to whom Employee marketed or sold services or products, or about whom Employee received Confidential Information, as such would give Employee an unfair competitive advantage. Employee agrees this restriction is necessary and reasonable, without regard to geographic constraint, based upon the Employee’s knowledge and/or

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interaction with the Client or Prospective Client and to protect Enfusion’s legitimate interest in protecting its business relationships.

d)Non-compete. Employee understands and recognizes that: (i) Enfusion has spent a considerable amount of time and resources into training Employee; and, (ii) Employee will gain access to or knowledge of confidential and proprietary information and of practices, successes, and failures during the course of their employment; and, (iii) Employee will build relationships with Enfusion clients or prospective clients through their employment with Enfusion, made possible through Enfusion’s brand and resources, each of which Enfusion has a legitimate interest in protecting and Enfusion’s competitors or prospective competitors will gain an unfair advantage by obtaining the benefit of such foregoing investments made into and interests obtained by Employee. Therefore, throughout Employee’s employment with Enfusion and throughout the Restricted Period (as defined below), Employee agrees not to, directly or indirectly, alone or in association with or on behalf of any other person or entity, engage in any Competitive Activity (as defined below) (“Restricted Employment”).

i.	Restricted Period. (“Restricted Period”) means a period of twelve (12) months to commence on Employee’s Termination Date.

ii.	Competitive Activity. (“Competitive Activity”) means:

1.	Engaging in a Competitive Business (as defined below) directly or indirectly, on Employee’s own behalf or on the behalf of another;

2.

Providing services, similar or related to any services Employee provided to Enfusion while employed by Enfusion, to any person engaged in a Competitive Business, whether as an employee, consultant, officer, director, manager, partner, principal, agent, representative, or in any other capacity; or,

3.

Controlling (by contract, equity ownership, or otherwise), investing in (except as the owner of up to 3% of the securities of a publicly-traded entity), or providing other financial support to any person engaged in a Competitive Business.

iii.Competitive Business. (“Competitive Business”) means:

1.

Asset Management Software, including (a) portfolio management system; (b) order management system; (c) execution management system; (d) fund accounting system; or (e) fund risk management system, or any combination of the foregoing or any software substantially similar to any new software offering Enfusion offers or proposes to offer during Employee’s employment at Enfusion and in which Employee was involved in or received Confidential Information or trade secrets regarding; or

2.

Any middle- or back-office services or servicing tied to Enfusion’s software that Enfusion offers or proposes to offer during Employee’s employment at Enfusion and in which Employee was involved in or received Confidential Information or trade secrets regarding, or any other similar software that is an alternative to or competes with Enfusion’s managed services offering, whether in whole or in part; or

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3.

Any other business or extension of a line of business in which Enfusion was engaged at any time during Employee’s employment, or in which Enfusion plans to engage or is considering plans to engage at the time of the Termination Date (as evidenced in writing) and in which Employee was involved or about which Employee received Confidential Information or trade secrets.

e)Notice. During the Restricted Period, Employee shall notify any other employers or prospective employers of their obligations under this Agreement before Employee begins working for such employer and further, agrees to simultaneously deliver a copy of such notice to Enfusion in accordance with Section

[19] (Notices). Further, Employee agrees that Enfusion may also notify such other employers or prospective employers of Employee’s obligations under this Agreement. Employee agrees to inform Enfusion of the name, address, and telephone number of Employee’s supervisor at each subsequent employer to whom Employee reports this Agreement during the Restricted Period.

f)Undue Hardship. If Employee believes in good faith that the provisions in this Section will prevent him or her from obtaining a new job due to its categorization as Restricted Employment, Employee may notify Enfusion in writing, providing reasonable details about the proposed responsibilities of the new job (without disclosing another person’s Confidential Information). The Parties agree to discuss whether appropriate accommodations can be made to balance the protection of Enfusion’s business interests and Employee’s desire to engage in Restricted Employment, and any appropriate adjustments to the payments described above. Except to the extent required by applicable law, Enfusion is under no obligation to modify the restrictions in this Section, but may do so in its sole and absolute discretion.

g)General. For the avoidance of doubt, the Restrictive Covenants contained in this Agreement are in addition to, and not in lieu of, any other restrictive covenants or similar covenants or agreements between the Employee and Enfusion. The above-described restrictions are narrowly tailored to protect Enfusion’s legitimate business interests. The restrictions shall only apply to competitive employment in a capacity that is related to or requires the same or similar skills or knowledge necessary to have performed Employee’s duties at Enfusion or any role similar or related to any role held by Employee while employed at Enfusion.

h)Client Competition. Enfusion will spend a considerable amount of time and resources making Employee an expert of Enfusion’s products and service offerings and has a legitimate interest in protecting such investment in Employee. To protect its legitimate interest and to prevent clients from circumventing and eliminating the need for Enfusion’s services, (whether explicitly or under the guise of reverse engineering) through hiring Employee, Employee agrees that for a period of six (6) months to commence on Employee’s Termination Date, Employee will not, directly or indirectly, accept employment or perform services or duties, paid or unpaid, from any of Enfusion’s Clients or Prospective Clients, provided that Employee had contact with the Client or Prospective Client during their employment and to the extent such employment would be in a capacity substantially similar to the capacity in which the Employee worked for Enfusion. Employee further acknowledges the employment opportunities that Employee could get without violating this Agreement, including, by way of example only, the immense number of hedge funds, asset managers, fund administrators, fund of funds, and other financial services or investment companies, and that as such he or she will be able to earn a livelihood without violating this Agreement.

i)Extension of Restricted Period. In the event of any violation of any Restrictive Covenant, the restricted period of the covenant that was violated shall be extended by a period of time equal to the period beginning when such violation commenced and ending when the activities constituting such violation have

Chicago 125 South Clark Street Suite 750 Chicago, IL 60603	enfusion.com

ceased, such that Enfusion gets the full benefit of the bargain with respect to the agreed upon period of restriction.

15.

Remedies. Employee acknowledges and agrees that due to the unique nature of Enfusion’s business, Employee’s breach of any obligation may result in irreparable and continuing harm to Enfusion, for which monetary damages may be inadequate to compensate or make Enfusion whole. Therefore, Employee agrees Enfusion is entitled to seek injunctive relief or specific performance to enforce the terms of this Agreement without the necessity of posting a bond. Employee further agrees Enfusion shall also have any other right or remedy available to it under law or in equity including the right to seek and recover monetary damages for lost profits and other compensable damages. Should any court of competent jurisdiction determine that Employee has breached any of the provisions as contained in this Agreement, Enfusion shall have a right to collect, in addition to any monetary damages awarded to it, all of its reasonable attorneys’ fees and costs incurred in connection with its efforts to enforce this Agreement, including pre- litigation efforts. Employee agrees that, if Enfusion seeks preliminary or emergency injunctive relief, and obtains same in whole or in part, the Company shall be entitled to an award of its attorney fees, expenses, and costs incurred in connection therewith upon the entry of the order granting said preliminary or emergency injunctive relief, in addition to any such fees and costs that may be incurred and awarded with respect to any subsequent proceedings in said action.

16.

Voluntary Agreement. Employee represents that Employee has carefully read, considered and understands the scope and effect of the provisions of this Agreement and that Employee is fully aware of the legal and binding effect of this Agreement. This Agreement is executed voluntarily by Employee and without any duress or undue influence on the part or behalf of the Company. Employee further acknowledges and agrees that Employee has been provided sufficient time to review the Agreement and consult with an attorney or legal representative regarding the Employee’s rights and obligations under this Agreement. In doing so, Employee acknowledges and agrees, the restrictions set forth in this Agreement impose a fair and reasonable restriction on Employee, reasonably necessary to protect Enfusion’s and its officers’ directors’, members’, and employees’ interests, business, and goodwill.

17.

Severability. If any provision of this Agreement is found to be unenforceable or contrary to law; including if any provision concerning time, scope, or geographic restrictions are deemed by a court with competent jurisdiction to be overly broad; the provision in question should be reformed to the minimum extent necessary to correct any invalidity while preserving to the maximum extent, the rights and commercial expectations of the Parties. The remaining portions of this Agreement will remain in full force and effect. Further, every provision of this Agreement shall be construed as independent agreements between Enfusion and Employee. Therefore, any claim or cause of action Employee may have against Enfusion, whether predicated on this Agreement or otherwise, shall not constitute a defense to prohibit the enforcement of any other provision or covenant.

18.

Counterparts. This Agreement, and any amendment thereto, may be executed in one or more counterparts and by the Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together, shall constitute one and the same Agreement. Facsimile, PDF, and any other digital or electronic signatures to this Agreement shall have the same effect as original or wet signatures. If executed in counterparts, this Agreement or any amendment, will not be effective or enforceable until signed by both Employee and an authorized representative of Enfusion.

19.

Notices. All notices, requests, claims, demands, and other communications under this Agreement, (collectively “Notices”), must be in writing and sent to the person and address designated in this Section.

Chicago 125 South Clark Street Suite 750 Chicago, IL 60603	enfusion.com

Any Notices must be hand-delivered, sent by an internationally recognized overnight courier service, sent via e-mail, or sent via registered or certified mail with postage pre-paid and return receipt requested. Notices will be considered given or made upon receipt.

Notices to Enfusion:	Notices to Employee:

Enfusion, LLC	See Appendix 1 (Scope of Employment)
125 S. Clark Street, Suite 750
Chicago, IL 60603
Attn: Human Resources Phone: 312.253.9800
E-mail: HR@enfusion.com

Employee agrees to provide an updated address to Enfusion at the time of termination and if that address changes during the period of restriction following the Employee’s termination the Employee agrees to provide Enfusion the updated address. In the event Enfusion is unable to locate Employee at their last known residence, Employee agrees Enfusion may seek injunctive relief or specific performance without personal service on Employee, so long as Enfusion uses reasonable efforts to first locate Employee.

20.

Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to its subject matter and (to the extent permissible by law) supersedes all prior agreements, proposals, communications, representations, writings, negotiations, or understandings with respect to that subject matter. All terms, conditions, and warranties not stated expressly in this Agreement, and which would in the absence of this provision be implied into this Agreement by statute, common law, equity, trade, custom or usage or otherwise, are excluded to the maximum extent permitted by law.

21.

Governing Law. The legal relations between the Parties hereto and any dispute arising under or in connection with this Agreement, or breach thereof, whether sounding in contract, tort, or otherwise, shall be governed by and construed in accordance with the laws of the United States of America and the State in which the employee’s assigned Office is located (provided in Appendix 1), regardless of any laws that might otherwise govern under applicable choice-of-law principles. Any claim, legal proceeding, or litigation arising out of or in connection with this Agreement or the relationship between Enfusion and Employee will be brought solely in the jurisdiction in which the Office is located, regardless of any laws or rules that might otherwise govern under applicable forum non conveniens principles. Any claim brought in any other jurisdiction or forum is precluded. ACCORDINGLY, BOTH PARTIES HEREBY CONSENT TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL AND STATE COURTS LOCATED WITHIN THE JURISDICTION IN WHICH THE OFFICE IS LOCATED.

22.

No Waiver. No waiver, of any of the terms of this Agreement, will be valid unless in writing, explicitly stated as such, and signed by the party waiving its rights. Any forbearance or delay by either party to enforce any of its rights under this Agreement will not be construed as a waiver to enforce any such rights pertaining to the occurrence in question or any other occurrence. The waiver, by any Party, of any breach of covenant will not be construed as a waiver of any succeeding breach of the same or any other covenant.

23.

Assignment. Enfusion may assign this Agreement or its rights under this Agreement to - and Employee may be employed by - any affiliate or subsidiary of Enfusion, or entity that acquires all or substantially all of Enfusion’s assets or acquires a department or line of business of Enfusion that Employee works within, or that is otherwise a successor in interest to Enfusion. This Agreement may not be assigned by Employee,

Chicago 125 South Clark Street Suite 750 Chicago, IL 60603	enfusion.com

except that Employee’s rights to compensation and benefits hereunder, subject to the limitations of this Agreement, may be transferred by will, by operation of law or as required by the law or a court order.

24.

Compliance with Section 409A. This Employment Agreement is intended to comply with, (or be exempt from), Section 409A of the Internal Revenue Code of 1986, as amended, to the extent applicable, and shall be administered and interpreted accordingly. To further clarify, this Section is in no way intended to change that bonuses, if any, are earned upon payment.

25.	Binding Agreement. This Agreement shall be binding upon and shall inure to the benefit of both Enfusion and Employee and their respective successors, assigns, heirs, and legal representatives.

26.

Terms of Acceptance. This Agreement is conditioned upon and subject to: (i) confirmation that Employee is not a subject to any contractual or other legal restrictions that would prevent or impair their ability to perform the duties of the position offered under this Agreement; (ii) Enfusion’s satisfactory completion of a background investigation, credit check (where appropriate and allowed by law), and reference check (where appropriate); and, (iii) Enfusion’s receipt of Employee’s acceptance of the terms and conditions of this Employment Agreement on or before the close of business on December 28, 2022.

[Signature Page to Follow]

Chicago 125 South Clark Street Suite 750 Chicago, IL 60603	enfusion.com

Signature Page to the Employment Agreement between Enfusion Ltd. LLC and Brad Herring made effective on December 14, 2022.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the Effective Date written above.

Enfusion Ltd. LLC	Employee

Signature: /s/ Bronwen Bastone	Signature: /s/ Brad Herring

Name: Bronwen Bastone	Name: Brad Herring

Title: Chief People Officer	Date: December 14, 2022

Date: December 14, 2022

Chicago 125 South Clark Street Suite 750 Chicago, IL 60603	enfusion.com

Third Party Intellectual Property (IP) Agreement

Dear Brad,

We are excited to have you join the Enfusion team. As a company, it is very important to us that we respect others’ intellectual property and contractual rights. As part of your onboarding process, please review this letter as it is a topic we hold dearly. Once you have reviewed, feel free to ask any questions you might have. If you do not have any questions, please acknowledge the letter by signing in the designated area located at the bottom of the page.

If you have not done so already, to the extent you may be subject to any enforceable restrictive covenants or contractual limits on: i) your ability to solicit former clients or colleagues; ii) your possession, transfer, or use of confidential information; and, iii) your possession, transfer, or use of trade secret information, Enfusion requires that you disclose the nature of such covenants or contractual limitations before you commence employment. It is important to understand, you are personally responsible for complying with such covenants and limitations until they expire (if at all).

In addition to making Enfusion aware of any covenants or limitations you are subject to, we want to reiterate that you should not remove any trade secrets or confidential written or electronic materials from your current or prior employers. Likewise, you should not bring any such materials to Enfusion. You may not use any confidential or trade secret information you obtained during any prior employment in your work with Enfusion. To the extent the information was maintained as confidential by your previous employer(s), confidential and trade secret information includes, without limitation, any information about competitor marketing strategies, product development, and pricing information, as well as customer and personnel lists and contact information.

If you receive instruction or work from anyone at Enfusion or its affiliates (e.g., Enfusion’s international offices) that you believe would cause you to violate any agreements or covenants with a prior employer or your obligations to Enfusion, you should immediately disclose the matter to your office lead or Enfusion executive leadership, including Enfusion legal. It is very important that you take action under such circumstances because failure to abide by these expectations could result in you being liable to your former employer, withdrawal of Enfusion’s conditional offer of employment, or termination of any employment accepted.

Acknowledged and Accepted:

By Employee

Signature:/s/ Brad Herring

Name: Brad Herring

Date: December 14, 2022

Chicago 125 South Clark Street Suite 750 Chicago, IL 60603	enfusion.com

Appendix 1 – Scope of Employment

Reference is made to the “Employment Agreement” entered into by and between Enfusion Ltd. LLC (“Enfusion”) and Bradley Herring (“Employee”) and with an Effective Date of December 14, 2022, as may be amended from time-to- time, (the “Agreement”). The Parties hereby agree that this Appendix 1 shall be subject to and controlled by the terms and conditions of the Agreement, which shall be incorporated by reference into this Appendix 1. If there is any inconsistency between the terms of the Agreement and this Appendix 1, the terms of this Appendix 1 shall prevail. Further, all capitalized terms used but not defined in this Appendix 1 shall be construed in accordance with the Agreement. This Appendix 1 shall replace, in its entirety, any prior “Appendix 1 – Scope of Employment” relating to Employee’s employment with Enfusion, including, but not limited to, the Appendix 1 - Scope of Employment signed by Employee on December 14, 2022.

1.

Commencement Date. Employee’s first day of work under the terms set forth below will be on March 1, 2024 (“Commencement Date”) unless otherwise agreed to by Enfusion and Employee in writing pursuant to the terms of the Employment Agreement.

2.	Appointment & Duties. Employee shall serve as Chief Financial Officer and lead the Finance Department.

3.

Work Hours. During an ordinary work week, Employee shall be present at the Office during Enfusion’s ordinary office hours described under Section 5 of the Agreement (“Work Hours”) unless otherwise agreed to, in writing, by Employee and the CEO.

4.	Office. Employee is assigned to Enfusion’s office located in Chicago. Enfusion agrees to allow Employee to work from his home in [***] on a full-time basis.

5.	Status. Employee will be classified as an exempt employee, which means Employee will not be eligible for overtime pay for hours worked in excess of forty (40) hours in any given week.

6.	Pay Cycle. As an exempt employee, Employee will ordinarily receive payment for services rendered twice a month, in accordance with Enfusion’s ordinary payroll policies and procedures.

7.

Salary. Employee agrees to accept a base salary to be paid at an annualized rate of $450,000 US Dollars (less, where applicable, deductions and withholdings) (“Salary”). Employee’s Salary will be paid in accordance with Enfusion’s normal payroll policies and procedures.

8.Voluntary Termination Notice. Employee is classified as a Level 1 Employee. Although Employee has the right to terminate their employment at any time for any reason, Employee agrees to give 90-days notice to the date on which Employee intends to cease working for Enfusion. Upon receipt of Employee’s notice of their intent to cease working for Enfusion, Enfusion may, in its sole discretion, choose to reduce Employee’s notice period (as described in this paragraph) without additional obligations to Employee.

9.	Other.

Discretionary Bonus

In addition to Employee’s Salary, Enfusion may reward Employee’s exemplary performance and the performance of Employee’s group through the award of a discretionary bonus (“Bonus”). Bonus awards will also reflect the company’s overall performance. Employee has a target Bonus of up to $275,000 (where paid at 100% of target) (less, where applicable, deductions and withholdings). At Enfusion’s discretion, the Bonus may be paid as cash or through some combination of cash and equity award. The award of any Bonus shall be conditioned upon: (1) Employee’s satisfactory, as determined solely by Enfusion, meeting of conditions and goals (relating both to Enfusion’s performance and Employee’s individual performance) to be communicated to Employee by Enfusion upon the commencement of Employee’s employment with Enfusion (and updated at times throughout Employee’s tenure); (2) Enfusion’s performance; and (3) Employee being in “active working status” at the time any Bonus is awarded. For purposes of this provision, “active working status” means that the Employee has not resigned (or given notice of Employee’s resignation) or been terminated (or been given notice of Employee’s termination).

Annual LTI Award

In connection with Enfusion’s Long-Term Incentive program, as applied to executives, you will be eligible to receive an annual grant (“LTI Award”). Based upon your current title and this year’s funding level, for 2024, you will be granted an LTI Award of $660,000 (“Grant Value”) of restricted stock units (“RSUs”). The Grant Value will be used to determine the total number of RSUs contained in the LTI Award. The total number of RSUs will be calculated by using the closing price of the company’s stock (traded on the New York Stock Exchange) on the grant date. The actual value you may recognize at the time of vesting may increase or decrease based upon stock movement and any applicable tax laws. All LTI Awards are subject to board approval. Any granted RSUs are subject to the terms and conditions set by the board and contained in the Stock Award Agreement. All grants are subject to the vesting schedule set forth in the Stock Award Agreement. The funding level for LTI Awards for future years beyond 2024 has not yet been determined. The Grant Value of any future LTI Award you recognize may change.

10.

Vacation. In accordance with Enfusion’s Flexible Time Off policy, which may be amended from time to time, Employee is entitled to Flexible Time Off as needed each calendar year. Flexible Time Off will not accrue or vest and therefore will not be paid out at the time of separation of employment.

11.	Notices to Employee.

Bradley Herring

[***]

Acknowledged and Accepted:

By Employee

Signature:	/s/ Bradley Herring

Name:	Bradley Herring

Date:	March 1, 2024